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Exhibit 2

Voting Agreement

VOTING AGREEMENT

        THIS VOTING AGREEMENT (this "Agreement"), dated as of December 31, 2003, is made by and between Wembley Ltd. (the "Stockholder") and GEO Holdings Corp., a Delaware corporation (the "Parent").

        WHEREAS, Gundle/SLT Environmental, Inc., a Delaware corporation (the "Company"), the Parent, and GEO Sub Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Merger Sub"), are entering into an Plan and Agreement of Merger (the "Merger Agreement"), dated as of the date hereof, pursuant to which the Merger Sub has agreed to merge with and into the Company (the "Merger"), a copy of which is attached hereto as Exhibit A.

        WHEREAS, pursuant to the Merger, each outstanding share of common stock, par value $.01 per share, of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Date, (other than shares owned or held directly or indirectly by the Company, its Subsidiaries, Parent or Merger Sub and other than Dissenting Shares) will be converted into the right to receive $18.50.

        WHEREAS, the consummation of the transactions contemplated by the Merger Agreement is subject to certain conditions, including the approval of the Merger by the holders of a majority of the outstanding shares of Common Stock.

        WHEREAS, the Stockholder is the record and beneficial owner of 4,557,143 shares of Common Stock, representing approximately 40% of the shares of Common Stock outstanding as of the date hereof (such shares, together with any shares of capital stock of the Company acquired by the Stockholder or as to which the Stockholder may acquire direct or indirect voting or investment power after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Stockholder Shares").

        WHEREAS, as a condition to the willingness of the Parent and Merger Sub to enter into the Merger Agreement, and as an inducement to the Parent and Merger Sub to do so, the Stockholder has agreed as set forth in this Agreement.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, hereby agree that the foregoing recitals are true and correct, and further agree as follows:

        1.    Definitions.    Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Merger Agreement.

        2.    Covenants of Stockholder.

          (a)    Agreement to Vote.    During the period from the date of this Agreement until the Voting Termination Date (as defined in Section 6(f) below), the Stockholder agrees, at any meeting of the stockholders of the Company held prior to the Voting Termination Date, however called, and at every adjournment thereof prior to the Voting Termination Date, the Stockholder shall vote the Stockholder's Stockholder Shares (i) in favor of the approval of the Merger and each of the other transactions contemplated by the Merger Agreement to be performed by the Company and any actions required in furtherance thereof; (ii) against any GSE Transaction Proposal or any other action or agreement that, directly or indirectly, is inconsistent with or that is reasonably likely, to impede, interfere with, delay or postpone the Merger contemplated by the Merger Agreement and (iii) against (A) any material change in the present capitalization of the Company or, except as expressly contemplated by Paragraphs 1.4 and 1.6 of the Merger Agreement, any amendment of the Company's certificate of incorporation or bylaws, each as in effect on the date hereof; and (B) any other material change in the Company's corporate structure. Prior to the Voting Termination Date, the Stockholder shall not enter into any agreement or understanding with any Person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of the Stockholder's Stockholder Shares in any manner inconsistent with the preceding sentence.

          (b)    Proxies.

              (i)  The Stockholder hereby revokes any and all previous proxies granted with respect to matters set forth in Section 2(a) above for the Stockholder's Stockholder Shares. The Stockholder shall promptly cause a copy of this Agreement to be deposited with the Company at its principal place of business.

             (ii)  Prior to the Voting Termination Date, the Stockholder shall not grant any proxies or powers of attorney with respect to matters set forth in Section 2(a) above, deposit any of the Stockholder's Stockholder Shares into a voting trust or enter into a voting agreement with respect to any of the Stockholder's Stockholder Shares, in each case with respect to the matters set forth in Section 2(a).

          (c)    Transfer of Stockholder Shares by Stockholder.    During the period from the date of this Agreement until the Voting Termination Date, the Stockholder shall not (i) pledge or place any Encumbrance on any of the Stockholder's Stockholder Shares, other than pursuant to this Agreement, or (ii) transfer, sell, exchange or otherwise dispose of (including by gift) any of the Stockholder's Stockholder Shares, or enter into any contract, option or other agreement to do the foregoing, unless the person or entity to whom the Stockholder Shares are transferred or sold to agrees in writing to be bound by the terms of this Agreement.

          (d)    GSE Transaction Proposal.    During the period from the date of this Agreement until the Voting Termination Date, the Stockholder agrees that the Stockholder shall not, and such Stockholder shall not permit any of its controlled affiliates, directors, officers, employees, investment bankers, attorneys or other advisors or representatives of the Stockholder to, (i) directly or indirectly solicit, initiate or knowingly encourage the submission of, any GSE Transaction Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any GSE Transaction Proposal.

          (e)    Support.    During the period from the date of this Agreement until the Voting Termination Date, the Stockholder shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to reasonably assist and reasonably cooperate with the Parent in doing, all things necessary to consummate the Merger as contemplated by the Merger Agreement; provided, however, that notwithstanding anything to the contrary in this Section 2(e), or this Agreement, the Stockholder shall not be required to incur out-of-pocket costs and expenses in connection with the satisfaction of its obligations herein (other than such out-of-pocket costs and expenses incurred in the ordinary course of participating in a stockholder meeting of the Company).

          (f)    Appraisal Rights.    So long as the Merger Agreement is not materially amended or modified, and the Stockholder receives all of the consideration payable to such Stockholder in connection with the Merger under the Merger Agreement, then, to the extent permitted by applicable law, the Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law. Any reduction in the $18.50 per share price shall be deemed to be a material amendment to the Merger Agreement.

        3.    Representations, Warranties and Additional Covenants of Stockholder.    The Stockholder represents, warrants and covenants as to itself to Parent that:

          (a)    Ownership.    The Stockholder is, as of the date hereof, the beneficial and record owner of 4,557,143 shares of the Common Stock (the "Currently-Owned Shares") and the Stockholder has the sole right to vote the Stockholder Shares. Except as created hereby, none of the Stockholder's

  Stockholder Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Stockholder Shares.

          (b)    Authority and Non-Contravention.    The Stockholder has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Stockholder and the consummation of the transactions contemplated by this Agreement by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to normal equitable principles. The execution, delivery and performance of this Agreement by the Stockholder (i) require no action by or in respect of, or filing with, any Governmental Authority with respect to the Stockholder, other than any required filings under Section 13 of the Exchange Act, and (ii) do not conflict with and will not result in the violation of any material judgment, decree, statute, law, ordinance, rule or regulation applicable to the Stockholder.

          (c)    Total Shares.    The Currently-Owned Shares are the only shares of capital stock of the Company owned beneficially or of record as of the date hereof by the Stockholder or any of its controlled Affiliates, and the Stockholder does not have any option to purchase or right to subscribe for or otherwise acquire any voting securities of the Company.

          (d)    Reliance by Parent.    The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

          (e)    Publication.    Such Stockholder hereby permits Parent to publish and disclose in the Proxy Statement (including all documents and schedules filed with the Securities and Exchange Commission) the Stockholder's identity and the number of Stockholder Shares owned by the Stockholder and the nature of the Stockholder's commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure is subject in all cases to the prior review, comment and consent by the Stockholder and its advisors (such consent not to be unreasonably delayed or withheld).

        4.    Representations, Warranties and Covenants of the Parent.    The Parent represents, warrants and covenants to the Stockholder that:

          (a)    Power and Authority.    The Parent has the right, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Parent and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of the Parent. This Agreement has been duly executed and delivered by the Parent and constitutes a valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, subject to normal equitable principles.

        5.    Miscellaneous.

          (a)    Expenses.    All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          (b)    Further Assurances.    From time to time, at the request of the Parent, in the case of the Stockholder, or at the request of the Stockholder, in the case of the Parent, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

          (c)    Specific Performance.    The Stockholder agrees that the Parent would be irreparably damaged if for any reason the Stockholder fails to perform any of the Stockholder's obligations under this Agreement, and that the Parent would not have an adequate remedy at law for money damages in such event. Accordingly, the Parent shall be entitled to seek specific performance and injunctive and other equitable relief to enforce the performance of this Agreement by the Stockholder. This provision is without prejudice to any other rights that the Parent may have against the Stockholder for any failure to perform their obligations under this Agreement.

          (d)    Amendments.    This Agreement may not be modified or amended except by an instrument or instruments in writing signed by each party hereto.

          (e)    Termination of Representations, Warranties and Covenants.    The representations, warranties, covenants and agreements set forth in Sections 2, 3 and 4 above shall terminate, except with respect to liability for prior breaches thereof, upon the Voting Termination Date. The agreements set forth in Section 5 hereof shall survive any termination of this Agreement.

          (f)    "Voting Termination Date".    For purposes of this Agreement, the "Voting Termination Date" means the earliest to occur of the date on which (i) the Merger Agreement terminates or is terminated in accordance with its terms, (ii) the Effective Date occurs, (iii) the Parent or the Merger Sub shall materially breach this Agreement or the Merger Agreement, and (iv) the Merger Agreement is amended, modified or waived in any respect that is materially adverse to the Stockholder without the written consent of the Stockholder.

          (g)    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

          (h)    Certain Events.    The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Stockholder Shares and shall be binding upon any Person to which legal or beneficial ownership of such shares shall pass, whether by operation of law or otherwise, including the Stockholder's heirs, guardians, administrators or successors, and the Stockholder further agrees to take all actions necessary to effectuate the foregoing. In the event of any stock split, stock dividend, reclassification, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the capital stock of the Company, the number of Stockholder Shares shall be adjusted appropriately. In addition, in the event of any other acquisition of additional shares of capital stock of the Company or other voting securities of the Company by the Stockholder (including through the exercise of any warrants, stock options or similar instruments), the number of Currently-Owned Shares shall be increased appropriately. This Agreement and the representations, warranties, covenants, agreements and obligations hereunder shall attach to any additional shares of capital stock of the Company or other voting securities of the Company issued to or acquired by the Stockholder directly or indirectly (including through the exercise of any warrants, stock options or similar instruments).

          (i)    Entire Agreement.    This Agreement (including the documents referred to herein) (i) constitutes the entire agreement, and supersedes all prior agreements and understanding, both oral and written between the parties with respect to the subject matter of this Agreement and (ii) is not intended to confer upon any Person other than the parties any rights or remedies.

          (j)    Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by documented overnight delivery service or, to the extent receipt is confined, appropriate telecopy address or telecopy number set forth below (or at such other address or telecopy number for a party as shall be specified by like notice):

      If to the Parent to:

      GEO Holdings Corp.
      c/o Code Hennessy & Simmons LLC
      10 South Wacker Drive, Suite 3175
      Chicago, Illinois 60606
      Attention: Daniel J. Hennessy
      Facsimile: (312) 876-3854

      with a copy to:

      Kirkland & Ellis LLP
      200 East Randolph Drive
      Chicago, Illinois 60601
      Attention: Kevin R. Evanich, P.C.

      If to the Stockholder, to:

      Wembley Ltd.
      c/o Gundle/SLT Environmental, Inc.
      19103 Gundle Road
      Houston, Texas 77073
      Attention: Samir T. Badawi
      Facsimile: (281) 230-2504

          (k)    Governing Law.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

          (l)    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6(l).

          (m)    Counterparts.    This Agreement may be executed in two or more counterparts, including, without limitation, facsimile counterparts, all of which shall be considered one and the same agreement, and, shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

          (n)    Interpretation.    The headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (o)    Severability.    Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

          (p)    Consent to Jurisdiction.    Each party hereto irrevocably submits to the nonexclusive jurisdiction of (a) the state courts of the State of Delaware and (b) the United States federal district courts located in the State of Delaware for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby.

          (q)    Attorney's Fees.    If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.

          (r)    No Limitation on Actions of the Stockholder as Director.    In the event the Stockholder or any of the Stockholder's affiliates is a director of the Company, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement is intended or shall be construed to require the Stockholder or such affiliate to take or in any way limit any action that the Stockholder or such affiliate may take to discharge the Stockholder's or such affiliate's fiduciary duties as a director of the Company.

          (s)    Representation by Counsel; Interpretation.    Each of the parties hereto acknowledge and agree that the terms of this Agreement were negotiated at arm's length and that each party to this Agreement has been, or has had an opportunity to be represented by separate counsel in connection with this Agreement and the matters contemplated by this Agreement. Accordingly, any rule of law, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties.

*                        *                         *                        *                         *

        IN WITNESS WHEREOF, this Voting Agreement has been signed by or on behalf of each of the parties as of the date first above written.

GEO HOLDINGS CORP.
By:	/s/ DANIEL J. HENNESSY
Name:	Daniel J. Hennessy
Title:	President
WEMBLEY LTD.
By:	/s/ SAMIR T. BADAWI
Name:	Samir T. Badawi
Title:	President

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VOTING AGREEMENT